Exhibit 99.1

Scheduled Combination of Allos Therapeutics’ Pralatrexate Plus Gemcitabine Proves Superior to Methotrexate Plus Cytarabine in Models of Human Non-Hodgkin’s Lymphoma

WESTMINSTER, Colo., Feb. 14, 2006 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced the publication of results from an Allos-sponsored pre-clinical study, designed to compare the activity of a pralatrexate (PDX)/gemcitabine combination relative to a commonly used combination of methotrexate/cytarabine (ara-C) in treating lymphoma.  Results of the study, which were reported in the February 1st edition of Clinical Cancer Research, indicate that the combination of pralatrexate followed by gemcitabine was superior to the combination of methotrexate/ara-C in vitro and in vivo models of lymphoma, and was more potent in inducing apoptosis in certain lymphoma cell lines.

The study, which was performed in the laboratory of Owen A. O’Connor, M.D., Ph.D. at Memorial Sloan Kettering Cancer Center, assessed the effects of single agent treatments and the pralatrexate and methotrexate combinations in parallel in a large B-cell lymphoma cell line. Results of the analysis indicated that in vitro, the scheduled combination of pralatrexate/gemcitabine possessed greater cytotoxicity compared to the methotrexate/ara-C combination, as well as significantly increased apoptosis in a cell line specifically selected for its resistance to pralatrexate.  In vivo studies demonstrated a significant reduction of tumor burden in mice treated with pralatrexate/gemcitabine compared to those treated with methotrexate/ara-C.  Importantly, both in vivo and in vitro experiments indicate a schedule-dependent interaction between pralatrexate and gemcitabine.  The sequence of pralatrexate followed by gemcitabine was five times more effective in reducing tumor burden and inducing apoptosis than the simultaneous exposure of the two drugs.

“This is an exciting observation,” said Owen O’Connor, M.D., Ph.D., Assistant Attending Physician, Lymphoma Service Memorial Sloan-Kettering Cancer Center.  “Given the activity of pralatrexate in T-cell lymphomas, and the wide use of gemcitabine in this particular setting, the combination of pralatrexate and gemcitabine may also represent a novel treatment platform for patients with these challenging diseases.”

These data established the superior therapeutic activity of pralatrexate in models of human non-Hodgkin’s lymphoma and provide further support for the Phase 1/2 study of pralatrexate in patients with non-Hodgkin’s lymphoma which is currently on-going at Memorial Sloan Kettering Cancer Center.

About Pralatrexate (PDX)

Pralatrexate is a small molecule chemotherapeutic agent that inhibits dihdrofolate reductase, or DHFR, a folic acid (folate) dependent enzyme involved in the building of DNA and other processes. Preclinical data suggests that PDX has an enhanced potency and toxicity profile relative to methotrexate and other related DHFR inhibitors because of a greater affinity for the reduced folate carrier (RFC-1) and foly-polyglutamyl synthase leading to enhanced intracellular accumulation and polyglutamylation in tumor cells.

Drugs that inhibit DHFR, such as methotrexate, were among the first chemotherapeutic agents discovered. Methotrexate remains one of the most widely applied antifolate chemotherapeutics and has been used to treat leukemia, breast, bladder, gastric, esophageal, head and neck cancers.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company focused on developing and commercializing innovative small molecule therapeutics for the treatment of cancer. The Company’s lead product candidate, EFAPROXYN, is a synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, tumor tissue during radiation therapy. EFAPROXYN is currently being evaluated as an adjunct to whole brain radiation therapy in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer. The Company’s other product candidates are: PDX (pralatrexate), a small molecule chemotherapeutic agent (DHFR inhibitor) currently under investigation as both a single agent and in combination therapy regimens in patients with non-small cell lung cancer and Non-Hodgkin’s lymphoma; and RH1, a small molecule chemotherapeutic agent bioactivated by the enzyme DT-diaphorase currently under evaluation in patients with advanced solid tumors. For more information, visit the Company’s web site at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements relating to the potential safety and efficacy profile of pralatrexate; the potential utility of pralatrexate and gemcitabine in the treatment of lymphoma and other statements that are other than statements of historical facts.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, among others: that future clinical trials may not demonstrate that pralatrexate plus gemcitabine is both safe and more effective than current standards of care; that data from preclinical studies and clinical trials may not necessarily be indicative of future clinical trial results; and the risk that the Company may lack the financial resources and access to capital to fund future clinical trials for PDX or any of its other product candidates.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: EFAPROXYN(TM) and the Allos logo are trademarks of Allos Therapeutics, Inc.

Contact:

Jennifer Neiman
Manager, Corporate Communications

Allos Therapeutics

720-540-5227

jneiman@allos.com